Exhibit 99.2

Contact:	Phil Bridges, Media Relations (phil.bridges@quintiles.com)
+ 1.919.998.1653 (office) +1.919.457.6347 (mobile)
Todd Kasper, Investor Relations (InvestorRelations@quintiles.com)
+1.919.998.2590

Quintiles Board Increases the Company’s

Share Repurchase Authorization

RESEARCH TRIANGLE PARK, N.C. – November 5, 2015 – Today, the Quintiles Transnational Holdings Inc. (the “Company”) Board of Directors increased the Company’s share repurchase authorization by $300 million for repurchase of the Company’s outstanding common stock.

The share repurchase program does not obligate the Company to acquire any particular amount of common stock, has no end date, and may be modified, suspended, or discontinued at any time. The timing and amount of repurchases are determined by the Company’s management based on a variety of factors such as the market price of the Company’s common stock, the Company’s corporate requirements, and overall market conditions. Purchases of the Company’s common stock may be made in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, or in privately negotiated transactions.

About Quintiles

Quintiles (NYSE: Q) helps biopharma and other healthcare companies improve their probability of success by connecting insights from our deep scientific, therapeutic and analytics expertise with superior delivery for better outcomes. From advisory through operations, Quintiles is the world’s largest provider of product development and integrated healthcare services, including commercial and observational solutions. Conducting operations in approximately 100 countries, Quintiles is a member of the FORTUNE 500 and has been named to FORTUNE’s list of the “World’s Most Admired Companies.” To learn more, visit www.quintiles.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements reflect, among other things, the Company’s current expectations which are subject to known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from such forward-looking statements. Actual results may differ materially from the Company’s expectations due to a number of factors, including, but not limited to, changes in market conditions, changes in the Company’s stock price, and factors that affect the Company’s business generally. For a further discussion of the risks relating to the Company’s business, see the “Risk Factors” in Quintiles’ annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC, as such factors may be amended or updated from time to time in Quintiles’ subsequent periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Quintiles’ filings with the SEC. The Company assumes no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

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Quintiles

4820 Emperor Boulevard

Durham, NC 27703 USA

www.quintiles.com